Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2060 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Announces Fourth Quarter 2013

Financial and Operating Results

Conference call with management to be held today at 9:00 a.m. Central Time

HOUSTON, TEXAS, February 26, 2014 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood”) reported today its financial results for the three months and year ended December 31, 2013.

As previously announced, Crestwood Midstream Partners LP (“Legacy Crestwood”) merged into Inergy Midstream, L.P. (“Legacy Inergy”) on October 7, 2013. The merger of Legacy Crestwood and Legacy Inergy followed the acquisition by Crestwood Holdings Partners LLC of Legacy Inergy’s general partner, Inergy, L.P. on June 19, 2013. Immediately following the completion of the merger on October 7, 2013, Legacy Inergy and Inergy, L.P. changed their names to Crestwood and Crestwood Equity Partners LP (NYSE: CEQP), respectively. The Crestwood merger was accounted for as a reverse merger between entities under common control in accordance with accounting standards for business combinations. Accordingly, results prior to June 19, 2013 only reflect the operations of Legacy Crestwood.

“We are pleased with our accomplishments in 2013 transforming Crestwood into a premier provider of midstream energy services,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “With the merger of Legacy Inergy and Legacy Crestwood complete, Crestwood is well positioned with a substantially larger asset footprint and greater scale to provide a breadth of services across natural gas and crude oil producing shale plays throughout the United States. Following the closing of the merger, we acquired Arrow Midstream Holdings, LLC (“Arrow”) in November for $750 million, significantly expanding our presence in the core producing area of the Bakken Shale in North Dakota. With timely debt and equity placements during the fourth quarter providing the necessary liquidity to fund our capital program in 2014, and the integration of the combined organization substantially complete, we have entered 2014 in an excellent position to execute on our growth strategy.”

Fourth Quarter 2013 Financial Highlights

•	Reported adjusted earnings before interest, taxes, depreciation, amortization and accretion (“Adjusted EBITDA”) for the fourth quarter 2013 of $90.9 million, a 7% increase over Adjusted EBITDA of $85.3 million in the third quarter 2013 (Adjusted EBITDA is a non-GAAP measure. Please refer to the financial tables accompanying this release for reconciliation to GAAP.);

•	Reported a net loss for the fourth quarter 2013 of $42.3 million which included $56.6 million of certain non-cash charges and transaction-related expenses. Excluding these items, net income for the fourth quarter totaled $14.3 million;

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NEWS RELEASE

•	Excluding the $31.4 million earn-out noted below, EBITDA generated by our operating segments was $101.8 million for the fourth quarter 2013, an 11% increase from EBITDA of $91.7 million in the third quarter 2013. The increase reflects the contribution of Marcellus expansion projects completed during the fourth quarter in the Gathering and Processing segment and the partial quarter contribution to the NGL and Crude Services segment from the Arrow acquisition completed in November 2013; and

•	Fourth quarter 2013 results included a $31.4 million non-cash accrual for an earn-out premium associated with the acquisition of the Marcellus gathering system from Antero Resources (“Antero”) in 2012, $15.9 million of transaction-related expenses associated primarily with the Crestwood merger and the Arrow acquisition, and $9.3 million of non-cash equity-based compensation. The Antero earn-out accrual represents the current estimated fair value of a potential payment to Antero in the first quarter 2015 which will be based on actual gathering volumes on the Marcellus systems during 2012, 2013 and 2014 compared to volume targets negotiated as a part of the original acquisition. The accrual in the fourth quarter 2013 reflects our forecast that, based on current Antero drilling plans, Antero’s actual volumes during the 3-year period will exceed our initial forecasts.

“We are pleased with our operating performance during the fourth quarter 2013,” added Phillips. “While severe weather during the quarter negatively impacted our natural gas gathering, processing and compression volumes and our crude gathering volumes, we saw strong contributions from our NGL services business and our Storage and Transportation segment, which was partially attributable to strong demand for energy due to the extremely cold weather conditions. We have continued to experience that trend in the first quarter 2014. Despite the weather challenges in the Bakken and Marcellus areas, we completed or made good progress on a number of key expansion projects including approximately 175 million cubic feet per day (“MMcf/d”) of new compression capacity which we placed into service in the Marcellus Shale during the fourth quarter. These projects contributed to a 9% increase in gathering volumes in the Marcellus Shale and a 30% increase in compression volumes over the third quarter 2013. Antero continues to have a very active drilling program, currently operating 15 rigs in the region. The projects completed in 2013 as well as our capital program in 2014 will continue to support the significant volume growth expected from Antero’s development program in the acreage dedicated to the Crestwood systems.

“We are also pleased with our performance in the Storage and Transportation segment. Our strategically located assets in the Northeast United States provide critical services to customers ranging from natural gas producers to utility companies. Our storage facilities continue to be 100% contracted under long-term agreements with an average maturity of 2.75 years. Crestwood’s storage facilities and transportation assets provide a vital link to help our customers meet the demand requirements during periods of extreme cold weather as recently experienced throughout the Northeast this winter.

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“With the Arrow acquisition closing mid-quarter and the continued expansion of the COLT Hub due to strong demand for crude-by–rail loading facilities from Bakken crude producers and refiners who want to source Bakken crude, we expect significant EBITDA growth in the NGL and Crude Services segment throughout 2014. We currently handle approximately 18% of total Bakken crude production. The integration of the Arrow assets and personnel has been largely completed, and we have already completed many of the natural gas gathering expansion projects we inherited on November 7, 2013 when we closed the transaction. Also during the fourth quarter 2013, we signed additional long-term, take-or-pay contracts to support our ongoing COLT Hub expansion projects with an ultimate design capacity of 160,000 barrels per day (“Bbls/d”). These agreements, which increase committed volumes to approximately 150,000 Bbls/d, will begin to contribute in the second quarter 2014 when phases of the COLT expansion are expected to be completed. Combined with an expected ramp-up of gathering volumes on the Arrow systems by the end of the first quarter 2014 following the winter season, we anticipate the NGL and Crude Services segment will continue to represent an increasing percentage of the EBITDA generated by our segments,” noted Phillips.

Fourth Quarter 2013 Capital Markets and Financing Activities

•	In conjunction with the closing of the merger on October 7, 2013, Crestwood entered into a new five-year revolving credit facility with a committed borrowing capacity of up to $1.0 billion, replacing its previous credit facilities;

•	In October 2013, Crestwood issued approximately 16.1 million common units with net proceeds of approximately $340.3 million, which were primarily used to fund part of the Arrow acquisition;

•	On October 22, 2013, Crestwood priced $600 million of 6.125% senior notes due 2022. The funds were received on November 7, 2013 in conjunction with the closing of the Arrow acquisition and were used to fund the remaining cash portion of the Arrow acquisition as well as to partially repay outstanding borrowings under the revolving credit facility; and

•	On November 7, 2013, Crestwood issued approximately 8.8 million common units to the Arrow sellers, representing $200 million of the purchase price.

“We had a very active financing program during the fourth quarter 2013. With the issuance of $540.3 million of equity and $600 million of long-term debt at attractive fixed rates, Crestwood is well positioned with solid leverage metrics and substantial liquidity under the $1.0 billion five-year credit facility to fund our planned capital program in 2014.

“The majority of Crestwood’s 2014 growth capital spending will be focused on projects in the Marcellus, Bakken and Powder River Basin Niobrara shale plays, which are among the fastest growing liquids-rich and crude oil shale plays in the US. These projects are supported by long-term, fee-based contracts, and along with full year contributions from our 2013 acquisitions, provide visibility for Crestwood to deliver on forecasted growth in Adjusted EBITDA that is expected to total in the range of $465 million to $510 million for 2014,” commented Phillips.

NEWS RELEASE

Fourth Quarter 2013 Distributions

On January 23, 2014, Crestwood announced a $0.41 per limited partner unit cash distribution that was paid on February 14, 2014. The fourth quarter 2014 distribution is the seventh consecutive quarterly distribution increase, and represents a 5.1% increase over the distribution paid for the fourth quarter 2012.

Fourth Quarter 2013 Financial and Operating Results

Adjusted EBITDA totaled $90.9 million for the fourth quarter 2013, a 7% increase from Adjusted EBITDA of $85.3 million in the third quarter 2013.

EBITDA in the Gathering and Processing segment totaled $16.1 million in the fourth quarter 2013. Excluding the $31.4 million non-cash charge related to the Antero earn-out provision, EBITDA from the Gathering and Processing segment totaled $47.5 million, a 10% increase over the third quarter 2013. The increase was primarily the result of a $2.2 million increase in revenues from our Marcellus operations, which reflects continued gathering and compression volume growth in the Marcellus Shale. Total fourth quarter 2013 gathering and compression volumes were up 6% and 30%, respectively, to 1.086 Bcf/d and 347 MMcf/d from 1.024 Bcf/d and 267 MMcf/d respectively in the third quarter 2013. The increases in both gathering and compression volumes were negatively impacted by severe cold weather across the U.S. during the fourth quarter which resulted in production shut-ins and slower drilling and completion activities by producers in some areas. Gathering and compression volumes in the Marcellus Shale averaged 461 MMcf/d and 347 MMcf/d during the fourth quarter 2013, compared with 424 MMcf/d and 267 MMcf/d, respectively, during the third quarter. Also contributing to the increase in EBITDA was an increase in gathering revenues in the Fayetteville Shale attributable to additional wells connected and lower operating costs in the Barnett Shale.

EBITDA in the NGL and Crude Services segment totaled $20.7 million during the fourth quarter 2013, compared with $15.1 million in the third quarter 2013. The increase was primarily attributable to the contribution from the Arrow acquisition in November 2013. Additionally, gross profit (total revenues less cost of sales) at the COLT Hub increased $1.3 million due to higher rail loading volumes, which increased to approximately 85,700 Bbls/d during the fourth quarter of 2013.

EBITDA in the Storage and Transportation segment totaled $33.6 million during the fourth quarter 2013, compared with $33.4 million in the third quarter 2013. Performance for the segment reflects the continuation of fully contracted storage capacity and strong demand for interruptible and hub services resulting from price volatility and wider basis spreads.

NEWS RELEASE

Corporate includes operating and administrative expenses not allocated to the operating segments above. Corporate expenses during the fourth quarter 2013 totaled $36.7 million, compared with $25.2 million in the third quarter. The increase was primarily attributable to significant transaction-related expenses, which totaled $15.9 million in the fourth quarter 2013, compared with $13.3 million in the third quarter. Additionally, non-cash compensation expense was $4.5 million higher in the fourth quarter 2013 due to accelerated vesting as a result of the merger completion. Excluding significant transaction-related costs and non-cash compensation expense, Corporate expenses totaled $11.5 million, $4.4 million higher than the third quarter, primarily due to increased personnel and professional services expense.

Adjusted EBITDA for the fourth quarter 2013 included a $1.9 million contribution related to Crestwood’s 50% interest in Jackalope Gas Gathering Services, L.L.C., compared with a contribution of $0.6 million in the third quarter 2013. Volumes on the Jackalope system averaged 47 MMcf/d during the fourth quarter, an increase of 12% over the third quarter 2013, attributable to 11 additional wells connected during the quarter.

Project Update and 2014 Business Outlook

Marcellus Shale

Crestwood’s operations and ongoing commercial and business development efforts in the Marcellus Shale continue to be a key driver of near-term and long-term growth. Crestwood is significantly expanding its gathering and compression assets in the rich gas core of the Marcellus Shale in northwest West Virginia to facilitate Antero’s production growth targets in 2014 and beyond. In the fourth quarter 2013, Crestwood installed an additional 175 MMcf/d of compression capacity with the completion of two new compressor stations, the Morgan and Perkins stations in the Eastern area of dedication (“AOD”), and added a second phase to the West Union station in the Western Area. The completion of these projects brings total gathering capacity in the Eastern AOD to approximately 600 MMcf/d, and compression capacity in the Western Area to 125 MMcf/d as of December 31, 2013.

As a result of delays from severe weather and hydraulic fracturing operations experienced by Antero during the fourth quarter, Crestwood estimates that Antero had approximately 35 drilled but uncompleted wells as of the end of the fourth quarter 2013. Antero is currently working through this inventory of uncompleted wells by increasing the number of hydraulic fracturing crews in the area and, as a result, has increased current spot throughput on our gathering system to approximately 580 MMcf/d, which exceeds our initial first quarter 2014 targets.

In 2014, Crestwood expects total capital expenditures in the Marcellus to be approximately $180 million to $220 million for the construction of four new compressor stations and additional pipeline laterals. Crestwood expects to exit 2014 with gathering volumes of approximately 750 MMcf/d and expects the annual average throughput for 2014 to be in the range of 600 MMcf/d to 620 MMcf/d. Additionally, Crestwood continues to work with Antero on incremental low-pressure pipeline, high-pressure pipeline and compressor station projects that could further enhance our long-term growth potential.

NEWS RELEASE

In the northeast dry gas core of the Marcellus Shale, Crestwood’s storage and transportation assets continue to perform favorably. The severe weather in the Northeast this winter has validated the demand for Crestwood’s assets and services due to their premier competitive position relative to key end-use demand markets. During the fourth quarter 2013 and January 2014, Crestwood successfully re-contracted all 7 Bcf of storage capacity that was up for renewal this year with blue-chip, creditworthy producer and utility customers at rates that average approximately 10% higher than existing rates on that capacity. In total, Crestwood’s 41 Bcf of Northeast storage capacity is now 100% contracted with a weighted average term of 2.75 years.

Additionally, increasing volatility driven by extreme weather and wider regional basis spreads has resulted in continued strong market demand for Crestwood’s MARC I and North-South transportation assets. During the fourth quarter 2013, Crestwood conducted an open season and was successful in selling 40,000 Dekatherms per day (“Dth/d”) of incremental long-term firm transportation on both the MARC I and North-South pipelines at maximum rates beginning in the second quarter 2014. Basis spreads across Crestwood’s Northeast storage and transportation platform have reached levels as high as $3.50/Dth in the last month and have averaged $1.06/Dth across the North-South pipeline system over the last two quarters, continuing to drive strong demand for interruptible wheeling and hub services. Crestwood anticipates these market dynamics will continue and will create incremental opportunities for longer-term firm takeaway infrastructure solutions out of the region.

Bakken Shale

The COLT Hub, which is located in the core of the Bakken Shale, continues to experience strong demand for contracted loading capacity under long-term agreements. During the third and fourth quarters of 2013, the COLT Hub was contracted at average rates of 98,000 Bbls/day and 110,000 Bbls/d, respectively. During the first quarter 2014, contracted loading capacity is expected to average approximately 135,000 Bbls/d, and Crestwood recently executed take-or-pay contracts for additional rail loading capacity, bringing total contracted capacity to approximately 150,000 Bbls/d beginning April 2014. These additional contracts are being brought in-service incrementally consistent with our phased COLT expansion projects so that we can continue to serve our existing customers’ volume needs and support additional customer demand for our services. The growth in these firm loading volumes validates the long-term crude-by-rail demand for Bakken barrels at east coast and west coast refineries.

NEWS RELEASE

During the third and fourth quarters of 2013, Crestwood loaded an average of 79,100 Bbls/d and 85,700 Bbls/d, respectively, of crude oil at the COLT Hub and expects rail loadings to increase to approximately 105,000 Bbls/d during the first quarter 2014. While customers pay for at least their minimum contracted volumes, revenues are recognized under these contracts based on actual volumes loaded. Although current volumes are below current contracted minimums, Crestwood expects volumes over the contract life to exceed these minimums and to realize the full value of these contracts as current constraints from rail car capacity are alleviated and volumes exceed the minimum requirements. Generally, customers’ inability to lift their contract volumes in any month is dependent on the number of rail cars delivered to COLT for loading and the release and departure times actually achieved by the railroad on behalf of the customer. Crestwood is currently working with its customers and the railroad to improve on actual volumes. Importantly, as a part of the COLT Hub expansion project announced last year, Crestwood is installing additional rail track to facilitate additional rail cars and faster loadings for our customers.

On our Arrow system, severe winter weather conditions in North Dakota have created near-term challenges for producers to complete wells and make connections. Additionally, Crestwood and other midstream operators have faced short-term challenges in completing compression projects to alleviate operational constraints. Both factors drove moderately lower than anticipated fourth quarter 2013 results. Crestwood operators and third-party operators continue to work in harsh conditions to alleviate system constraints. Producers have built up an inventory of 14 drilled but uncompleted wells that are expected to be completed and connected to the Arrow system in February 2014 along with another 22 new completions expected to come online in March 2014. Producers are currently running 11 rigs on the Arrow AOD, and Crestwood expects total well completions in 2014 to be in line or above initial expectations. Crestwood continues to be excited about the prolific potential of the acreage as producers continue to experiment to optimize well results and implement down-spacing with an average of 12 to 16 wells per drilling spacing unit providing the opportunity for up to 50% increases in available drilling locations.

PRB Niobrara

Through its Jackalope joint venture, Crestwood continues to develop gathering and processing infrastructure in the PRB Niobrara Shale for Chesapeake Energy Corporation (“Chesapeake”) and RKI Exploration (“RKI”). Jackalope is currently constructing the first 120 MMcf/d train of processing capacity, the Bucking Horse Plant, which will be placed in service in the fourth quarter 2014. Production results from the target producing zones in the play continue to be favorable and supportive of long-term economic development; however, near-term midstream infrastructure constraints have driven a short-term reduction in development activity from Chesapeake and RKI until the Bucking Horse Plant is in service.

Chesapeake is currently running three rigs targeting the Niobrara Shale in the Jackalope AOD and RKI is running three to four rigs targeting shallower, more oily zones just north of the Jackalope acreage. Due to the cost-of-service nature of Jackalope’s contracts with RKI and Chesapeake, Crestwood does not expect any material deviations in our 2014 cash flows from the joint venture as producer customers preserve capital on drilling new wells until the midstream infrastructure has caught up with the available production.

NEWS RELEASE

Barnett Shale

The Barnett Shale continues to be an important producing area for Crestwood’s gathering and processing segment, with full year 2013 gathering volumes of 429 MMcf/d being virtually flat compared with the year 2012, and processing volumes of 189 MMcf/d, increasing 22% from 2012. Crestwood’s primary customer in the Barnett, Quicksilver Resources, has returned a rig to the Alliance and Lake Arlington dry gas areas and is reengaged in new drilling and completion projects. In 2014, Crestwood expects throughput for its dry gas Alliance and Lake Arlington systems to remain flat with 2013 and throughput for the rich-gas Cowtown Area to decline relative to 2013.

Liquidity and Capital Spending

At December 31, 2013, Crestwood had approximately $1,871 million of debt outstanding, composed primarily of $1,450 million of fixed-rate senior notes and approximately $415 million outstanding under its revolving credit facility.

In October 2013, Moody’s and Standard & Poor’s reaffirmed corporate credit ratings for Crestwood of Ba3 (stable) and BB (stable), respectively.

Organic growth capital expenditures by Crestwood for the year ended December 31, 2013, totaled approximately $309 million. The majority of capital spending related to construction of pipeline laterals and compression equipment in the Marcellus Shale and expansion of the COLT Hub. Acquisitions during 2013 included the $108 million acquisition of a 50% interest in the Jackalope Gas Gathering system in July, the $23 million acquisition of an approximate 50% interest in the Douglas crude oil rail loading facility in September, and the $750 million Arrow acquisition in November.

Conference Call

Management will host a conference call for investors and analysts of Crestwood today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) which will be broadcast live over the Internet. Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 480-629-9692 at least 10 minutes before the call and ask for the Crestwood Earnings Call. A replay will be available for one week by dialing 303-590-3030 and using the access code 4665006#.

NEWS RELEASE

By Webcast:	Connect to the webcast via the “Presentations and Webcasts” page in the Investor Relations section of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Basis of Presentation and Non-GAAP Financial Measures

Pursuant to U.S. generally accepted accounting principles (“GAAP”), the acquisition of Crestwood Marcellus Midstream (“CMM”) in January 2013 was accounted for as a reorganization of entities under common control. As such, the historic operations of CMM were retroactively adjusted to reflect Legacy Crestwood’s results as if Legacy Crestwood owned 100% of CMM since CMM’s formation and commencement of operations at the end of March 2012. Full year 2012 results were recast in a Form 8-K filed with the Securities and Exchange Commission on May 10, 2013. Information related to 2012 reflected in this news release reflects the recast nature of these amounts.

As noted above, data included in this news release reflect only the operations of Legacy Crestwood prior to June 19, 2013.

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows include, without limitation, the possibility that expected synergies will not be realized, or will not be realized within the expected timeframe; fluctuations in crude oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas and crude oil volumes produced within proximity of Crestwood assets; failure or delays by customers in achieving expected production in their

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oil and gas projects; competitive conditions in the industry and their impact on our ability to connect supplies to Crestwood gathering, processing and transportation assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; the ability of Crestwood to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond Crestwood’s control; timely receipt of necessary government approvals and permits, the ability of Crestwood to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact Crestwood’s ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to the substantial indebtedness, of either company, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read filings made by Crestwood with the U.S. Securities and Exchange Commission, including Annual Reports on Form 10-K and the most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. Crestwood does not assume any obligation to update these forward-looking statements.

About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage and transportation of NGLs; and gathering, storage and terminalling of crude oil. Prior to the merger of Legacy Crestwood into Legacy Inergy on October 7, 2013, the partnership was named Inergy Midstream, L.P. and was traded on the New York Stock Exchange under the ticker symbol “NRGM.”

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP)(“Crestwood Equity”) is a master limited partnership that owns the general partner interest, the incentive distribution rights and an approximate 4% limited partner interest of Crestwood. In addition, Crestwood Equity’s operations include a natural gas storage business in Texas and an NGL and crude oil supply and logistics business that serves customers in the United States and Canada. Prior to October 7, 2013, Crestwood Equity was named Inergy, L.P. and was traded on the New York Stock Exchange under the ticker symbol “NRGY.”

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CONTACT

Mark Stockard

Vice President, Investor Relations

832-519-2207

mstockard@crestwoodlp.com

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NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Consolidated Statements of Operations

(in millions, except unit and per unit data)

	Three Months Ended (unaudited)			Year Ended December 31,
	December 31,	September 30,	December 31,	2013(a)
	2013	2013	2012(a)	(unaudited)	2012(a)
Revenues:
Gathering and processing	$76.0	$47.0	$40.5	$216.3	$125.8
NGL and crude services	243.5	23.5	—	270.1	—
Storage and transportation	42.5	42.1	—	90.1	—
Related party	4.0	27.5	27.0	82.1	113.7

	366.0	140.1	67.5	658.6	239.5
Costs of product/services sold (excluding depreciation, amortization and accretion as shown below):
Gathering and processing	5.9	5.3	(2.9)	24.1	23.8
NGL and crude services	219.8	9.7	—	230.4	—
Storage and transportation	4.3	4.0	—	8.7	—
Related party	10.3	7.6	15.2	32.5	15.2

	240.3	26.6	12.3	295.7	39.0
Expenses:
Operating and administrative	61.9	46.9	20.6	154.0	72.7
Depreciation, amortization and accretion	48.3	35.1	16.0	121.7	51.9

	110.2	82.0	36.6	275.7	124.6
Other operating income (expense):
Goodwill impairment	—	(4.1)	—	(4.1)	—
Loss on contingent consideration	(31.4)	—	—	(31.4)	—
Gain on long-lived assets	1.0	4.4	—	5.4	—

Operating income (loss)	(14.9)	31.8	18.6	57.1	75.9
Earnings (loss) from unconsolidated affiliates, net	0.3	(0.4)	—	(0.1)	—
Interest and debt expense, net	(28.0)	(19.5)	(10.4)	(71.4)	(35.8)

Income (loss) before income taxes	(42.6)	11.9	8.2	(14.4)	40.1
Provision (benefit) for income taxes	(0.3)	0.3	0.3	0.7	1.2

Net income (loss)	(42.3)	11.6	7.9	(15.1)	38.9
Net (income) loss attributable to non-controlling partners	(3.0)	(1.9)	—	(4.9)	—

Net income (loss) attributable to Crestwood Midstream Partners LP	$(45.3)	$9.7	$7.9	$(20.0)	$38.9

Non-managing general partner’s interest in net income	$7.5	$6.3	$7.1	$26.8	$22.2

Payment to Legacy Crestwood unitholders	$34.9	$—	$—	$34.9	$—

Limited partners’ interest in net income (loss)	$(87.7)	$3.4	$0.8	$(81.7)	$16.7

Net income (loss) per limited partner unit:
Basic	$(0.50)	$0.05	$0.01	$(0.82)	$0.26

Diluted	$(0.50)	$0.05	$0.01	$(0.82)	$0.26

Weighted-average limited partners’ units outstanding (in thousands): (b)
Basic	175,451	64,656	64,656	99,183	64,656

Diluted	175,451	64,656	64,656	99,183	64,656

(a)	Results reflect the activity of Legacy Crestwood for full periods presented, and the activity of Legacy Inergy only for the period from June 19, 2013 to December 31, 2013. This presentation is required under U.S. Generally Accepted Accounting Principles (“GAAP”).
(b)	The calculation of the weighted-average number of limited partner units outstanding is based on the number of units issued by Legacy Inergy to acquire Legacy Crestwood’s limited partner interests (approximately 64.7 million common units) as if they were outstanding for the entire period prior to the October 7, 2013 acquisition. On the date of the acquisition, all of CMLP’s limited partner units were considered outstanding. This presentation is required under GAAP.

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CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Selected Balance Sheet Data

(in millions)

	December 31,
	2013	2012
	(unaudited)
Cash and cash equivalents	$2.7	$0.1
Outstanding debt:
Crestwood Midstream Partners LP
Revolving credit facility (a)	$414.9	$—
Senior unsecured notes	600.0	—

Subtotal	$1,014.9	$—
Legacy Crestwood Midstream Partners LP
Revolving credit facility - CMLP (a)	—	206.7
CMM credit facility	—	127.0
Senior unsecured notes	350.0	350.0
Other	1.2	1.5

Subtotal	$351.2	$685.2
Legacy Inergy Midstream, L.P.
Senior unsecured notes	500.0	—
Other	4.7	—

Subtotal	$504.7	$—

Total debt	$1,870.8	$685.2

Total partners’ capital	$4,193.1	$859.7

Crestwood Midstream Partners LP partners’ capital
Limited partner units outstanding	187.2	64.7

(a)	On October 7, 2013, Legacy Inergy repaid and retired the credit facilities in connection with the closing of the merger, and Crestwood entered into a new five year $1.0 billion revolving credit facility.

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Segment Data

(in millions)

	Three Months Ended (unaudited)			Year Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013 (unaudited)	2012
Gathering and Processing
Operating revenues	$76.6	$71.1	$67.5	$291.2	$239.5
Costs of product/services sold	16.2	12.9	12.3	56.6	39.0
Operating and administrative expense	14.4	14.9	13.0	54.9	43.1
Goodwill impairment	—	(4.1)	—	(4.1)	—
Gain on long-lived assets	1.0	4.4	—	5.4	—
Loss on contingent consideration	(31.4)	—	—	(31.4)	—
Earnings (loss) from unconsolidated affiliate	0.5	(0.4)	—	0.1	—

EBITDA	$16.1	$43.2	$42.2	$149.7	$157.4
NGL and Crude Services
Operating revenues	$246.9	$26.9	$—	$277.3	$—
Costs of product/services sold	219.8	9.7	—	230.4	—
Operating and administrative expense	6.2	2.1	—	8.5	—
Loss from unconsolidated affiliate	(0.2)	—	—	(0.2)	—

EBITDA	$20.7	$15.1	$—	$38.2	$—
Storage and Transportation
Operating revenues	$42.5	$42.1	$—	$90.1	$—
Costs of product/services sold	4.3	4.0	—	8.7	—
Operating and administrative expense	4.6	4.7	—	9.9	—

EBITDA	$33.6	$33.4	$—	$71.5	$—
Total Segment EBITDA	$70.4	$91.7	$42.2	$259.4	$157.4
Corporate	(36.7)	(25.2)	(7.6)	(80.7)	(29.6)

EBITDA	$33.7	$66.5	$34.6	$178.7	$127.8

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended			Year Ended December 31,
	December 31,	September	December 31,
	2013	30, 2013	2012	2013	2012
EBITDA
Net income (loss)	$(42.3)	$11.6	$7.9	$(15.1)	$38.9
Interest and debt expense, net	28.0	19.5	10.4	71.4	35.8
Provision (benefit) for income taxes	(0.3)	0.3	0.3	0.7	1.2
Depreciation, amortization and accretion	48.3	35.1	16.0	121.7	51.9

EBITDA	$33.7	$66.5	$34.6	$178.7	$127.8
Significant items impacting EBITDA:
Non-cash equity compensation expense	9.3	4.8	0.4	15.8	1.9
Gain on long-lived assets	(1.0)	(4.4)	—	(5.4)	—
Goodwill impairment	—	4.1	—	4.1	—
Loss on contingent consideration	31.4	—	—	31.4	—
(Earnings) loss from unconsolidated affiliates, net	(0.3)	0.4	—	0.1	—
Adjusted EBITDA from unconsolidated affiliates	1.9	0.6	—	2.5	—
Significant transaction related costs and other items	15.9	13.3	1.4	34.7	4.7

Adjusted EBITDA (a)	$90.9	$85.3	$36.4	$261.9	$134.4
Distributable Cash Flow
Adjusted EBITDA	$90.9	$85.3	$36.4	$261.9	$134.4
Cash interest expense (b)	(21.9)	(18.6)	(8.8)	(62.3)	(30.3)
Maintenance capital expenditures (c)	(5.0)	(3.7)	(1.3)	(11.6)	(4.3)
Income tax benefit (expense)	0.3	(0.3)	(0.3)	(0.7)	(1.2)
Deficiency payment	—	1.6	3.9	1.6	5.3
Other adjustments	—	—	—	0.1	—

Adjusted distributable cash flow attributable to CMLP (d)	$64.3	$64.3	$29.9	$189.0	$103.9

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest, the impact of certain significant items, such as non-cash equity compensation expenses, gains and impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, loss on contingent consideration, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense is book interest expense less amortization of deferred financing costs plus bond premium amortization.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue), and other adjustments. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
EBITDA
Net cash provided by operating activities	$55.0	$63.0	$24.3	$186.5	$102.1
Net changes in operating assets and liabilities	(3.5)	(10.4)	1.6	(24.7)	(4.1)
Amortization of debt-related deferred costs, discounts and premiums	(6.1)	(1.0)	(1.6)	(9.1)	(5.5)
Interest and debt expense, net	28.0	19.5	10.4	71.4	35.8
Non-cash equity compensation expense	(9.3)	(4.8)	(0.4)	(15.8)	(1.9)
Gain on long-lived assets	1.0	4.4	—	5.4	—
Goodwill impairment	—	(4.1)	—	(4.1)	—
Loss on contingent consideration	(31.4)	—	—	(31.4)	—
Earnings (loss) from unconsolidated affiliates, net	0.3	(0.4)	—	(0.1)	—
Provision (benefit) for income taxes	(0.3)	0.3	0.3	0.7	1.2
Other non-cash (income) expense	—	—	—	(0.1)	0.2

EBITDA (a)	$33.7	$66.5	$34.6	$178.7	$127.8
Non-cash equity compensation expense	9.3	4.8	0.4	15.8	1.9
Gain on long-lived assets	(1.0)	(4.4)	—	(5.4)	—
Goodwill impairment	—	4.1	—	4.1	—
Loss on contingent consideration	31.4	—	—	31.4	—
(Earnings) loss from unconsolidated affiliates, net	(0.3)	0.4	—	0.1	—
Adjusted EBITDA from unconsolidated affiliates	1.9	0.6	—	2.5	—
Significant transaction related costs and other items	15.9	13.3	1.4	34.7	4.7

Adjusted EBITDA (a)	$90.9	$85.3	$36.4	$261.9	$134.4

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest, the impact of certain significant items, such as non-cash equity compensation expenses, gains and impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, loss on contingent consideration, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Operating Statistics

(unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
Gathering and Processing (MMcf/d)
Marcellus	461.2	424.4	360.2	419.6	227.2
Barnett rich	182.5	190.5	209.1	196.9	163.5
Barnett dry	226.6	229.5	232.8	231.8	268.4
Fayetteville	122.1	103.7	93.1	98.4	86.4
PRB Niobrara - Jackalope Gas Gathering(a)	47.7	31.6	—	45.9	—
Other	46.1	44.7	70.5	53.1	77.1

Total gathering volumes	1,086.2	1,024.4	965.7	1,045.7	822.6
Processing volumes	198.1	201.5	219.6	210.2	172.9
Compression volumes	347.3	267.1	25.6	287.6	6.4
NGL and Crude Services
Arrow Midstream
Crude oil (MBbls/d)	46.8	—	—	46.8	—
Natural gas (MMcf/d)	14.0	—	—	14.0	—
Water (MBbls/d)	11.5	—	—	11.5	—
COLT Hub - rail loading volumes (MBbls/d)	85.7	79.1	—	82.4	—
NGL Storage - capacity (MBbls)	1,500.0	1,500.0	—	1,500.0	—
% contracted	100%	100%	—	100%	—
Storage and Transportation
Storage - firm contracted capacity (Bcf)	34.8	34.8	—	34.8	—
% contracted	100%	100%	—	100%	—
Transportation - firm contracted capacity (MMcf/d)	875.0	875.0	—	875.0	—
% contracted	100%	100%	—	100%	—

(a)	Represents 50% owned joint venture, operational data reported at 100%.